SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549


                          FORM    8-K/A
                      (Amendment No. 1)


                       CURRENT REPORT


               Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


           Date of Report (Date of earliest event reported)
                         October 24, 1996



                               OHSL
       (Exact name of Registrant as specified in its Charter)


Delaware                      0-20886            31-1362390
(State or other jurisdiction (Commission         (IRS Employer
of incorporation)             File No.)      Identification Number)


5889 Bridgetown Road, Cincinnati, Ohio               45348-3199
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code: (513) 574-3322


                                 N/A
(Former name or former address, if changed since last report)

Item 5.  Other Events

On October 24, 1996, the Registrant issued the attached press release announcing that on or after November 1, 1996, it intends to repurchase up to 10% of its outstanding shares in the open market.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits

99.1  Press release, dated October 24, 1996.

                           SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      OHSL FINANCIAL CORP.



Date: November 6, 1996         By:/s/ Kenneth L. Hanauer
                                      Kenneth L. Hanauer
                                      President and Chief
                                      Executive Officer

                        EXHIBIT 99.1

   Headline: OHSL Financial Corp. Announces Stock Repurchase Plan
          _______________________________________________________

Text:

Cincinnati, Ohio, October 24, 1996 - OHSL Financial Corp. (NASDAQ:
OHSL), the parent company of Oak Hills Savings and Loan Company, F.A., today announced its intention to repurchase up to 10% of its outstanding shares in the open market, commencing on or after November 1, 1996. Any such repurchase will be dependent upon market conditions.

Kenneth L. Hanauer, OHSL President, indicated that the Board of
Directors approved the repurchase plan after a review of the current price level of the Corporation's common stock and the strong capital position of the Corporation and its subsidiary, Oak Hills Savings and Loan Company, F.A. Hanauer stated, "This represents our fourth repurchase program since our conversion to a publicly traded thrift-holding company in 1993. Our Board of Directors and our shareholders have seen the benefits from the prior repurchase programs and we continue to believe that stock repurchase plans represent an outstanding opportunity which will benefit our shareholders." The repurchased shares will be held as treasury shares and will be available for general corporate purposes.

OHSL completed its conversion to a publicly-owned stock company on February 5,1993 at $10.00 per share. During the quarter ended
September 30, 1996, the stock traded between $19.50 and $21.00 per share.

At June 30, 1996, OHSL had total assets of $209.0 million and stockholders' equity of $25.5 million. A total of 1,217,386 shares were outstanding at June 30, 1996.